                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )

                                Capital Product Partners L.P.
                                (Name of Issuer)

                 Common Units Representing Limited Partner Interests
                         (Title of Class of Securities)

                                    Y11082107
                   -------------------------------------------
                                 (CUSIP Number)

                                December 31, 2018
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y11082107

--------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     ZHENGXU HE
--------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------
4    Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------
  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        9,716,850 SH
  OWNED BY     -----------------------------------------------------------
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------
               8    Shared Dispositive Power

                    9,716,850 SH
--------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     9,716,850 SH
--------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     |_|
--------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Item (9)

     7.64%
--------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------

CUSIP No. Y11082107

--------------------------------------------------------------------------
1    Name of Reporting Persons.
     I.R.S. Identification Nos. of Above Persons (entities only).

     Zhengxu He
--------------------------------------------------------------------------
2    Check the Appropriate Box if a Member of a Group (See Instructions)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------
3    SEC Use Only

--------------------------------------------------------------------------
4    Citizenship or Place of Organization

     USA
--------------------------------------------------------------------------
               5    Sole Voting Power

                    0
               -----------------------------------------------------------
  NUMBER OF    6    Shared Voting Power
   SHARES
BENEFICIALLY        9,716,850 SH
  OWNED BY     -----------------------------------------------------------
    EACH       7    Sole Dispositive Power
  REPORTING
   PERSON           0
    WITH:      -----------------------------------------------------------
               8    Shared Dispositive Power

                    9,716,850 SH
--------------------------------------------------------------------------
9    Aggregate Amount Beneficially Owned by Each Reporting Person

     9,716,850
--------------------------------------------------------------------------
10   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)

     |_|
--------------------------------------------------------------------------
11   Percent of Class Represented by Amount in Item (9)

     7.64%
--------------------------------------------------------------------------
12   Type of Reporting Person (See Instructions)

     OO
--------------------------------------------------------------------------

CUSIP No. Y11082107

ITEM 1.

(A)   NAME OF ISSUER:
      Capital Product Partners L.P.

(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICE:
      3 IASSONOS STREE
   TPIRAEUS J3 18537

ITEM 2.

(A)   NAME OF PERSON FILING:
      ZHENGXU HE

(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
      INST OF MATH, AMSS, CAS, ZHONGGUANCUN, HAIDIAN DISTRICT,
      BEIJING 100080, PRC

(C)   CITIZENSHIP:
      USA

(D)   TITLE OF CLASS OF SECURITIES:
      Common Units Representing Limited Partner Interests

(E)   CUSIP NUMBER:
      Y11082107

ITEM 3.

      If this statement is filed pursuant to ss.240.13d-1(b), or 240.13d-2 (b)
or (c), check whether the person filing is a:

      (a)   |_|   Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).
      (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
   78c).
      (c)   |_|   Insurance company as defined in section 3(a)(19) of the
   Act (15 U.S.C. 78c).
      (d)   |_|   Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).
      (e)   |_|   An investment adviser in accordance with ss.240.13d-
   1(b)(1)(ii)(E);
      (f)   |_|   An employee benefit plan or endowment fund in accordance
   with ss.240.13d-1(b)(1)(ii)(F);
      (g)   |_|   A parent holding company or control person in accordance
   with ss. 240.13d-1(b)(1)(ii)(G);
      (h)   |_|   A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12U.S.C. 1813);
      (i)   |_|   A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the
      Investment Company Act of 1940 (15 U.S.C. 80a-3);
      (j)   |_|   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP EXHIBIT A

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 9,716,850

     (b)  Percent of class: 7.64%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote: 0

          (ii)  Shared power to vote or to direct the vote: 9,716,850

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv)  Shared power to dispose or to direct the disposition of:
   9,716,850

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         EXHIBIT A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
   ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
   COMPANY.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         EXHIBIT A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:   February 08, 2019
                                       By:  Zhengxu He
                                            -----------------------------
                                            Name: ZHENGXU HE